UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
1618 PARTNERS LLC
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its two director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

On July 7, 2016, Barington issued the following press release:

FOR IMMEDIATE RELEASE
July 7, 2016

BARINGTON GROUP COMMENTS ON BONNIE BROOKS’ RETIREMENT FROM HUDSON’S BAY COMPANY

 Bonnie Brooks’ Retirement from Hudson’s Bay Company Was No Doubt in Reaction to
Barington’s Public Criticism over Her Serious Conflicts of Interest

This Is the Latest of Several Reactionary Steps by the Chico’s Board to Address Serious Problems
That Would Not Have Been Addressed Without Barington’s Involvement

Barington Has Proven it is Effective at Producing Positive Change at Chico’s, but There is Still
Much More to be Done to Get the Company on the Right Track

Time is Running Out!  Stockholders Are Urged to Vote the BLUE Proxy Card for the Election of
the Barington Group’s Independent and Highly-Qualified Candidates to the Chico’s Board

NEW YORK, N.Y., July 7, 2016 – The Barington Group, which collectively beneficially owns more than 1.6% of the outstanding shares of common stock of Chico’s FAS, Inc. (NYSE: CHS) (“Chico’s” or the “Company”), issued a statement today in response to the recently announced retirement of Bonnie Brooks as Vice Chair of Hudson's Bay Company.  Ms. Brooks’ retirement announcement comes on the heels of public criticism by the Barington Group regarding the Company’s decision to nominate Ms. Brooks to the Chico’s Board despite having significant conflicts of interest due to her position at Hudson's Bay Company.

James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington Capital Group, L.P. (“Barington”), issued the following statement: “We are very disappointed that Ms. Brooks’ retirement as Vice Chair at Hudson’s Bay Company came only after Barington publicly challenged the Chico’s board for nominating Ms. Brooks in the first place despite her serious conflicts of interest.  This is just one more example of a problem at Chico’s that is being addressed only as a result of Barington’s involvement.  It is clear that the Chico’s board is in need of a fresh perspective and independent directors who are focused on doing what is necessary to enhance long-term value and protect stockholder interests.”

The Barington Group has already proven that it is highly effective at ensuring that Chico’s takes steps in the right direction, but there is still much more to be done.  The Barington Group collectively owns over 1.6% of the outstanding stock of Chico’s, which is more than all of the Company’s incumbent independent directors combined, and is committed to ensuring that stockholders’ interests are protected in the boardroom.  Chico’s stockholders can help protect their interests by electing the Barington Group’s experienced, independent nominees – James Mitarotonda and Janet Grove.  Below are a few specific reasons why:

➢
The Company’s share price performance has significantly underperformed its peers and the market as a whole over the past one, two, three, five and ten-year periods and its common stock has fallen over 32% over the past twelve months.  A majority of the Board’s incumbent directors have overseen this poor performance and are responsible for the Company’s disastrous acquisition of Boston Proper, which was sold in January 2016 for a $200 million loss.

➢
The Company’s financial performance continues to be extremely disappointing.  For the first quarter of fiscal 2016, the Company’s sales were down -4.4%, comparable store sales fell -4.2%, and the Company’s adjusted earnings per share decreased approximately 17% from the first quarter of fiscal 2015 and approximately 22% from the first quarter of fiscal 2013.

➢
Despite the Company’s disappointing financial results, the Board is spending approximately $6 million in its campaign to ward off helpful stockholder input.  Barington believes this is an irresponsible waste of the Company’s resources and indicative of a lack of fiscal discipline at the Board.

➢
Chico’s has had a classified board of directors since its IPO in 1993 and only announced that it would take action to declassify its board after we engaged with them.  Given our record of fighting for corporate governance improvements at other companies, we believe that the Company’s decision to declassify its board would not have been made without our involvement.

➢
Despite what Chico’s would have stockholders believe, this proxy solicitation is not a referendum on the Company’s new CEO, Shelley Broader.  Ms. Broader will continue as the CEO and as a director of the Company regardless of the outcome of the proxy solicitation, and it is Barington’s strong hope that she will be successful.  Rather, this is a campaign to add independent, stockholder-focused directors to the Chico’s Board to help ensure that the Board thoughtfully considers all options to improve long-term value and that stockholder interests are protected in the boardroom.

➢
Barington has formulated a comprehensive plan designed to unlock the Company’s long-term value potential that we are convinced could more than double its earnings per share in three years.  You can read Barington’s investor presentation which includes our comprehensive plan by clicking the following link: http://tinyurl.com/j5mh6xe.

The Barington Group encourages stockholders to visit its website, www.barington.com/chicos.html, dedicated to the election of its two highly qualified shareholder representatives to the Chico’s Board at the Company’s upcoming 2016 Annual Meeting.  The Barington Group’s nominees are:

Janet Grove – Ms. Grove would bring much needed apparel merchandising experience to the Chico’s Board.  In addition to serving as the Vice Chairman of Macy’s, Inc., Ms. Grove served as Chairman and CEO of Macy’s Merchandising Group for over ten years. In this role, she was responsible for establishing the strategic merchandising direction for Macy’s and its family of businesses (including Bloomingdale’s) and for leading the management and design teams responsible for conceptualizing, designing, sourcing and marketing all private branded products.  Under her leadership, private brand penetration as a percentage of Macy’s sales doubled.  She was also instrumental in launching the Martha Stewart Collection and Tommy Hilfiger sportswear exclusives at Macy’s and growing Macy’s women’s private brands, including I.N.C., Style & Co. and Alfani.  Since retiring from Macy’s, Ms. Grove has served as an advisor to Karstadt Department Stores, one of the largest department store chains in Germany.

James Mitarotonda – Mr. Mitarotonda, who began his career after business school in Bloomingdale’s executive training program, is an experienced public company director who has represented stockholder interests on more than a dozen boards.  He is also the Chairman and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that has a 16-year record of helping improve shareholder value, corporate governance and executive compensation practices at numerous undervalued publicly traded companies.

Barington has substantial experience investing in retail and apparel companies, with prior investments in companies such as Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource and Stride Rite.  Do not be misled by Chico’s desperate attempt to distort the facts – each of these companies performed materially better following our involvement.  This includes The Jones Group, where Mr. Mitarotonda served as a director for a short period of time.  While Mr. Mitarotonda joined The Jones Group Board while a sales process was already underway, the Company was not sold for under a 10% premium as Chico’s has asserted, as its stock appreciated significantly before the deal was announced as a result of media speculation regarding the sales process.  We would be surprised if Chico’s didn’t know this, given that its public relations firm represented The Jones Group in its sale to Sycamore Partners and this information was clearly disclosed in the press release announcing the transaction.1

THE CHOICE IS CLEAR: VOTE THE BLUE PROXY CARD
NOW TO PROTECT THE VALUE OF YOUR INVESTMENT!

THE ANNUAL MEETING IS COMING UP FAST ON JULY 21, 2016 AND TIME IS
RUNNING OUT.  DO NOT WAIT UNTIL IT IS TOO LATE.
VOTE THE BLUE PROXY CARD TODAY!

If you have any questions or need assistance in voting the Barington Group’s BLUE proxy card, please contact the Barington Group’s proxy solicitor, Okapi Partners LLC.

OKAPI PARTNERS LLC 1212 Avenue of the Americas, 24th Floor New York, NY 10036 (212) 297-0720 Stockholders Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm that was established by James A. Mitarotonda in January 2000.  Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance.  Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.  Barington has substantial experience investing in retail and other consumer-focused companies, with prior investments in Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource, Stride Rite, Collective Brands, Maxwell Shoe, Avon Products, Lone Star Steakhouse, Darden Restaurants and Harry Winston, among others.

Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) on June 13, 2016 to be used to solicit proxies in connection with the election of its nominees at the 2016 Annual Meeting of Stockholders of Chico’s FAS, Inc., a Florida corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF CHICO’S FAS, INC. TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.BARINGTON.COM/CHICOS.HTML OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 566-1922 OR AT INFO@OKAPIPARTNERS.COM.

Endnotes:

(1)  In a December 19, 2013 press release, the Jones Group and Sycamore Partners announced that they have entered into a definitive agreement pursuant to which affiliates of Sycamore Partners will acquire The Jones Group for $15.00 per share in cash.  The press release states that “this represents a premium of approximately 19% to The Jones Group's 30-day volume weighted average stock price for the period ended April 11, 2013, the last trading day prior to when media speculation began regarding the Company's plans to sell all or parts of its portfolio.”  The deal price also represented a 32% premium to The Jones Group stock price one year earlier.

CONTACTS:

Jared L. Landaw
Chief Operating Officer
Barington Capital Group, L.P.
Email:	jlandaw@barington.com
Tel:	(212) 974-5713

Okapi Partners LLC
Email:	info@okapipartners.com
Tel:	(212) 297-0720
(877) 566-1922 (toll-free)

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